Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Codexis, Inc.
Redwood City, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255926) and Form S-8 (No. 333-167752, 333-172166, 333-179903, 333-187711, 333-194524, 333-202596, 333-210022, 333-216587, 333-223693, 333-224885, 333-230037, 333-232262, 333-269163, 333-273661, and 333-273662) of Codexis, Inc. of our reports dated February 28, 2024, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
San Francisco, CA
February 28, 2024